Exhibit 10.2

Execution

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of March 2, 2023, is made by and among Phygital Immersive Limited, a Cayman Islands exempted company limited by shares (“New PubCo”), Jaguar Global Growth Corporation I, a Cayman Islands exempted company limited by shares (“SPAC”), GLAAM Co., Ltd., a corporation organized under the laws of Korea (the “Company”), Jaguar Global Growth Partners I, LLC, a Delaware limited liability company (“Sponsor”), and the undersigned individuals (together with Sponsor, the “Sponsor Parties”). New PubCo, SPAC, the Company and the Sponsor Parties shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, SPAC, the Company and certain other parties have entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, as of the date hereof, each Sponsor Party is the record and beneficial owner of all of the issued and outstanding SPAC Shares and SPAC Warrants set forth on Schedule I.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Non Redemption. Each Sponsor Party hereby irrevocably and unconditionally agrees that if SPAC seeks shareholder approval of (a) the transactions contemplated by the Business Combination Agreement or any Transaction Agreement or (b) any proposal to extend the period of time in which SPAC must complete its initial business combination under its Governing Documents, it or he shall not redeem any SPAC Shares owned by it or him in connection with any such shareholder approval.

2. Voting.

(a) Until the earlier of (a) the Closing or (b) the date of the termination of the Business Combination Agreement in accordance with its terms, at each general meeting of the SPAC Shareholders (whether annual or extraordinary and whether or not an adjourned or postponed meeting, however called), and in each written consent or resolution of any of the SPAC Shareholders in which such Sponsor Party is entitled to vote or consent, such Sponsor Party hereby unconditionally and irrevocably agrees to be present for such meeting (or otherwise cause its or his Subject Securities (as defined below) to be counted as present thereat for the purpose of establishing a quorum) and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Subject Securities (a) in favor of, and to approve and adopt, the Business Combination Agreement, the Transaction Agreements, the Transactions, all SPAC Shareholder Matters and all other matters contemplated to be adopted or approved by the SPAC Shareholders as set forth in the Business Combination Agreement or any of the Transaction Agreements or in connection with the Transactions, including any proposal that SPAC may present to its shareholders to extend the time SPAC has to complete its initial business combination under its Governing Documents, and (b) in opposition to: (i) any SPAC Business Combination and any and all other proposals (A) that could reasonably be expected to delay or impair the ability of SPAC to consummate any of the Transactions or (B) which are in competition with or materially inconsistent with the Business Combination Agreement, any Transaction Agreement or any of the Transactions or (ii) any other action, proposal, transaction or agreement involving SPAC that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect any of the Transactions or would reasonably be expected to result in (A) any breach of any representation, warranty, covenant, obligation or agreement of SPAC in the Business Combination Agreement or any Transaction Agreement or (B) any of the conditions to the SPAC Parties’ or the Company Parties’ obligations under the Business Combination Agreement or any Transaction Agreement not being fulfilled. For purposes of this Agreement, “Subject Securities” shall mean, with respect to a Sponsor Party, such Sponsor Party’s SPAC Shares and any other equity securities of SPAC that such Sponsor Party holds of record or beneficially as of the date of this Agreement or acquires record or beneficial ownership of after the date hereof, including any SPAC Warrants or other securities convertible into or exercisable or exchangeable for SPAC Shares.

(b) Prior to the Closing, each Sponsor Party agrees not to deposit, and to cause its Affiliates not to deposit, any Subject Securities in a voting trust or subject any Subject Securities to any arrangement or agreement with respect to the voting of such Subject Securities, unless specifically requested to do so by New PubCo, the Company and SPAC in connection with the Business Combination Agreement, any Transaction Agreement or the Transactions.

(c) The obligations of each Sponsor Party specified in this Section 2 shall apply whether or not any of the Transactions is recommended by the board of directors of SPAC, and whether or not any previous such recommendation has been withdrawn, modified, qualified or otherwise changed by the board of directors of SPAC.

3. Information. Prior to the Closing, each Sponsor Party agrees to provide to SPAC, the Company, and their respective Representatives, any information regarding such Sponsor Party or its Subject Securities that is reasonably requested by SPAC, the Company or any of their respective Representatives pursuant to the Business Combination Agreement or any Transaction Agreement. To the extent required by applicable Legal Requirements, each Sponsor Party authorizes the Company and SPAC to publish and disclose in any announcement or disclosure required by the SEC, NASDAQ or the Registration Statement (including all documents and schedules filed with the SEC in connection with any of the foregoing), such Sponsor Party’s identity and ownership of its Subject Securities and the nature of such Sponsor Party’s commitments and agreements under this Agreement, the Business Combination Agreement and any other Transaction Agreement; provided that such disclosure is made in compliance with the provisions of this Agreement and the Business Combination Agreement.

4. Transfer Restrictions.

(a) Except as contemplated by the Business Combination Agreement, this Agreement, any other Transaction Agreement or with the prior written consent of SPAC and the Company prior to the Closing and between the date hereof and the Closing Date, each Sponsor Party agrees that it or he shall not Transfer (as defined below) any Subject Securities. “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(b) Notwithstanding the provisions set forth in Section 4(a), Transfers of the Subject Securities are permitted: (i) to SPAC’s officers or directors, any Affiliate or family member of any of SPAC’s officers or directors, any members or partners of the Sponsor or their Affiliates, any Affiliates of the Sponsor, or any employees of such Affiliates, (ii) in the case of an individual, (A) by gift to a member of one of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such Person, or to a charitable organization, (B) by virtue of laws of descent and distribution upon death of the individual, (C) pursuant to a qualified domestic relations order, (D) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, (ii) in the case of an entity, to an Affiliate of such Person or (iii) by virtue of the Sponsor’s Governing Documents upon liquidation or dissolution of the Sponsor; provided, that any transferee of any Transfer of the type set forth in clauses (i) through (iii) must enter into a written agreement in form and substance reasonably satisfactory to SPAC and the Company (to which SPAC and the Company shall be parties) agreeing to be bound by the applicable provisions of this Agreement prior to or concurrently with the occurrence of such Transfer.

5. Waiver of Anti-Dilution Rights. Contingent upon and effective as of the Closing, pursuant to Article 17.4 of the Amended and Restated Memorandum and Articles of Association of SPAC (the “SPAC Articles”), each Sponsor Party in its capacity as holder of SPAC Class B Ordinary Shares hereby irrevocably and unconditionally waives and covenants and agrees not to exercise, assert or perfect any rights to adjustment or other anti-dilution protections with respect to the Initial Conversion Ratio (as defined in the SPAC Articles).

6. Vesting Shares.

(a) Effective as of, and contingent upon the Merger Effective Time, upon receipt thereof, 1,916,667 New PubCo Ordinary Shares (the “Vesting Shares”) received by the Sponsor at Closing shall be deemed unvested; provided, however, that the Vesting Shares shall be deemed to have vested and shall cease to be subject to the restrictions and forfeiture provisions under this Section 6 upon the later of (i) the date that is one hundred eighty (180) days after the consummation of the Closing and (ii) the Volume Weighted Average Price of a New PubCo Ordinary Share equaling or exceeding $12.50 for 20 Trading Days within any 30 consecutive Trading Day period during the period of time following the Closing and ending on the five (5) year anniversary of the Closing Date (the “Specified Period”); provided, that if such shares have not vested prior to the expiration of the Specified Period then such shares shall be irrevocably forfeited and surrendered to New PubCo for no consideration on the first (1st) Business Day following the expiration of the Specified Period.

(b) In the event that after the Closing and prior to the expiration of the Specified Period, an Earnout Strategic Transaction is consummated and the Vesting Shares have not otherwise vested pursuant to Section 6(a), then if the Per Share Value in such Earnout Strategic Transaction:

(i) equals or exceeds $12.50 per share, (A) the Vesting Shares shall be deemed to have vested and shall cease to be subject to the restrictions and forfeiture provisions under this Section 6 and (B) the holders of the Vesting Shares shall be eligible to participate with respect thereto in such Earnout Strategic Transaction; or

(ii) is less than $12.50 per share (A) the Vesting Shares shall be irrevocably forfeited and surrendered to New PubCo for no consideration and (B) the holders of the Vesting Shares shall not be eligible to participate with respect thereto in such Earnout Strategic Transaction.

(c) Following the Closing, the Sponsor shall not Transfer any of its Vesting Shares so long as such shares remain unvested; provided, however, that Transfers of the Vesting Shares shall be permitted on the same terms and subject to the same conditions as set forth in Section 4(b) with respect to Transfers of Subject Securities.

(d) The registered holder(s) of any Vesting Shares that remain unvested as of any time shall be entitled to all of the rights of ownership thereof, including the right to vote and receive dividends and other distributions in respect of such Vesting Shares. Notwithstanding the foregoing, to the extent that any dividends or other distributions are paid in cash in respect of any Vesting Shares that have not vested in accordance with Section 6, such dividends and distributions shall be set aside by and paid to the holder(s) thereof as promptly as reasonably practicable following the vesting of such Vesting Shares (if at all).

(e) New PubCo’s register of members and all certificates or book entries representing unvested Vesting Shares shall bear a legend referencing that such shares are subject to forfeiture and restrictions on transfer, as applicable, pursuant to the provisions of this Agreement, and any transfer agent for New PubCo will be given appropriate stop transfer orders with respect to such unvested Vesting Shares. Upon vesting of the Vesting Shares, New PubCo shall promptly take all actions necessary to cause such legends to be removed.

(f) If New PubCo shall, at any time or from time to time, after the date of Closing effect a share split, share subdivision, split-up, reverse share split, share consolidation, share subdivision, share dividend or distribution affecting the outstanding New PubCo Ordinary Shares, the number of Vesting Shares and the $12.50 stock price targets set forth in Section 6, shall be equitably adjusted for such share split, share subdivision, split-up, reverse share split, share consolidation, share subdivision, share dividend or distribution. Any adjustment under this Section 6(f) shall become effective at the close of business on the date the share subdivision, share split, share dividend, reorganization, combination, recapitalization or similar transaction becomes effective.

7. Sponsor Letter Agreement. Each Sponsor Party and SPAC hereby agree that, effective as of, and contingent upon, the consummation of the Closing (including the execution and delivery of the Registration Rights Agreement by each Sponsor Party (including each Insider under the Letter Agreement) and New PubCo), that certain Letter Agreement, dated February 10, 2022, by and among SPAC and the Sponsor Parties shall automatically terminate and be of no further force or effect.

8. Other Covenants; Acknowledgement.

(a) Each Sponsor Party agrees not to, directly or indirectly, take any action, or authorize or knowingly permit any of its Affiliates or representatives to take any action on its behalf, that would be a breach of Section 7.4(b) (Confidentiality; Communications Plan; Access to Information) or Section 7.10 (No Solicitation) of the Business Combination Agreement if such action were taken by SPAC.

(b) Each Sponsor Party hereby agrees not to commence or participate in any claim, derivative or otherwise, against the Company, SPAC or any of their respective Affiliates (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the board of directors of SPAC in connection with the Business Combination Agreement, the Transaction Agreements, the Transactions and all SPAC Shareholder Matters.

(c) Each Sponsor Party acknowledges and agrees that the Company and SPAC are entering into the Business Combination Agreement in reliance upon such Sponsor Party entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for such Sponsor Party entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement the Company and SPAC would not have entered into, or agreed to consummate the Transactions.

(d) This Section 8 shall be void and of no force and effect if the Business Combination Agreement shall be terminated in accordance with its terms.

9. Entire Agreement; Amendments and Waivers. This Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed (i) prior to Closing, among the SPAC, the Sponsor and the Company or (ii) after the Closing, between Sponsor and New PubCo.

10. Successors and Assigns. No Party may, except as set forth herein, assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties. Any purported assignment in violation of this Section 10 shall be void and ineffectual and shall not operate to transfer or assign any right, interest or obligation to the purported assignee. This Agreement shall be binding on, and inure to the benefit of, each of the Parties and their respective successors and permitted assigns.

11. Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given (i) if sent or given to any Party other than a Sponsor Party, to such party in accordance with the terms of Section 11.1 (Notices) of the Business Combination Agreement or (ii) if given to a Sponsor Party, to such Sponsor Party at the address or e-mail specified by such Sponsor Party from time to time for such purpose and shall, in each case, be deemed delivered in accordance with the terms of Section 11.1 (Notices) of the Business Combination Agreement.

12. Termination. This Agreement shall terminate at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms prior to the Closing. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall be of no force and effect from and after such termination. No termination of this Agreement shall relieve any Party from any obligation accruing, or liability resulting from a Willful Breach of this Agreement by such Party occurring prior to such termination or reversion.

13. Representations and Warranties.

(a) Each of the Parties represents and warrants that: (a) it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all corporate or limited liability company action on its part and (c) this Agreement has been duly and validly executed and delivered by each of the Parties and constitutes a legal, valid and binding obligation of each such Party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Legal Requirements, other similar Legal Requirements affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) Each Sponsor Party represents and warrants that it is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of such Sponsor Party’s SPAC Shares and SPAC Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such SPAC Shares and SPAC Warrants (other than transfer restrictions under the Securities Act)) affecting any such SPAC Shares or SPAC Warrants, other than Liens pursuant to (i) this Agreement, (ii) applicable Governing Documents, (iii) the Business Combination Agreement, (iv) the agreements entered into by Sponsor with SPAC in connection with SPAC’s initial public offering, (v) any other Transaction Agreement or (vi) any applicable securities Legal Requirements. Such Sponsor Party’s SPAC Shares and SPAC Warrants are the

only equity securities in SPAC owned of record or beneficially by such Sponsor Party on the date of this Agreement, and none of such Sponsor Party’s SPAC Shares or SPAC Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such SPAC Shares or SPAC Warrants, except as provided hereunder and pursuant to the Current Letter Agreement. Other than its SPAC Warrants and the SPAC Shares, each Sponsor Party does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC.

14. Capacity. Notwithstanding anything in this Agreement to the contrary, (a) each Sponsor Party makes no agreement or understanding herein in any capacity other than in such Sponsor Party’s capacity as a record holder and beneficial owner of the Subject Securities, and not, in the case of each Sponsor Party (other than the Sponsor) in such Sponsor Party’s capacity as a director, officer or employee of any SPAC Party, and (b) nothing herein will be construed to limit or affect any action or inaction by each Sponsor Party (other than the Sponsor) or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any SPAC Party or as an officer, employee or fiduciary of any SPAC Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such SPAC Party.

15. Further Assurances. Each of the Parties agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, Transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another Party hereto.

16. No Claim Against Trust Account. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Sponsor Parties hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with SPAC; provided, that: (a) nothing herein shall serve to limit or prohibit any such Party’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions (so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate any SPAC Shareholder Redemption); and (b) nothing herein shall serve to limit or prohibit any claims that any such Sponsor Party may have in the future pursuant to this Agreement against SPAC’s assets or funds that are not held in the Trust Account.

17. Miscellaneous. Sections 11.2 (Interpretation), 11.3 (Counterparts; Electronic Delivery), 11.5 (Severability), 11.6 (Other Remedies; Specific Performance), 11.7 (Governing Law), 11.8 (Consent to Jurisdiction; Waiver of Jury Trial), 11.9 (Rules of Construction) and 11.14 (No Recourse) of the Business Combination Agreement are incorporated herein and shall apply mutatis mutandis to this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

JAGUAR GLOBAL GROWTH PARTNERS I, LLC

Managing Members:

JGG SPAC Holdings LLC

By:	/s/ Gary Garrabrant
Name:	Gary Garrabrant

HC Jaguar Partners I LLC

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy

By:	/s/ M. Joseph Beck
Name:	M. Joseph Beck

By:	/s/ Gary R. Garrabrant
Name:	Gary R. Garrabrant

By:	/s/ Thomas McDonald
Name:	Thomas McDonald

By:	/s/ Anthony R. Page
Name:	Anthony R. Page

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy

By:	/s/ M. Joseph Beck
Name:	M. Joseph Beck

[Signature Page to Sponsor Support Agreement]

By:	/s/ Craig Hatkoff
Name:	Craig Hatkoff

By:	/s/ Christine Zhao
Name:	Christine Zhao

By:	/s/ Martha Notaras
Name:	Martha Notaras

By:	/s/ Michael Berman
Name:	Michael Berman

By:	/s/ Jason H. Lee
Name:	Jason H. Lee

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

JAGUAR GLOBAL GROWTH CORPORATION I

By:	/s/ Gary R. Garrabrant
Name:	Gary R. Garrabrant
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

GLAAM CO., LTD.

By:	/s/ Keong Rae Kim
Name: Keong Rae Kim
Title: Representative Director

PHYGITAL IMMERSIVE LIMITED

By:	/s/ Orhan Ertughrul
Name: Orhan Ertughrul
Title: Director

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor Party	Number of SPAC Shares	Number of SPAC Warrants
Jaguar Global Growth Partners I, LLC	7,466,667	12,450,000
Craig Hatkoff	25,000
Christine Zhao	25,000
Martha Notaras	25,000
Michael Berman	25,000
Jason H. Lee	25,000